                                                                    Exhibit 99.1

[GRAPHIC OMITTED] NEOWARE
                                                                   PRESS RELEASE



FOR IMMEDIATE RELEASE


        NEOWARE COMPLETES ACQUISITION OF TELEVIDEO'S THIN CLIENT BUSINESS

         KING OF PRUSSIA, PA. - OCT. 7, 2005 - Neoware Systems, Inc.
(Nasdaq: NWRE) today announced that it has completed its previously announced acquisition of TeleVideo, Inc.'s (OTC BB: TELV.PK) thin client business.

         Neoware acquired TeleVideo's thin client business, including intellectual property, customer lists, customer relationships, and goodwill. The asset acquisition was completed for $3.35 million in cash. Neoware did not assume any liabilities or acquiring inventory as a result of this transaction.

         Effective immediately TeleVideo customers have access to Neoware's broad range of thin client, software, and support options.

ABOUT NEOWARE
         Neoware is a leading provider of enterprise software, thin client appliances, and related services that make computing more open, secure, reliable, affordable and manageable. By employing open technologies and eliminating the obsolescence built into standard personal computer architectures, Neoware helps enterprises leverage server-based computing architectures to increase security and reliability, enhance flexibility, as well as lower their total cost of ownership.

         Neoware's software products enable enterprises to gain control of their desktops, stream software on-demand, and to integrate mainframe, midrange, UNIX and Linux applications with Windows(R) environments and the Web. Its thin client appliances and software enable enterprises to run applications on servers and display them across wired or wireless networks on secure, managed, reliable appliances that cost as little as one-fourth the price of today's typical business personal computer. The company's global development, services, and support provide customers with customized solutions that facilitate their specialized computing needs.

Neoware's products are available worldwide from IBM, as well as from select, knowledgeable resellers. More information about Neoware can be found on the Web at http://www.neoware.com or via email at info@neoware.com. Neoware's global headquarters is in King of Prussia, PA.

ABOUT TELEVIDEO
         A pioneering Silicon Valley company, TeleVideo, Inc. began in 1975 as the innovator and market leader of smart text terminals. Today, TeleVideo continues to innovate by developing and manufacturing Windows-based thin client hardware and software solutions. Designed for corporate and vertical IT professionals and end-users, TeleVideo's family of TeleCLIENT products allows for secured, manageable and cost-effective network computing in healthcare, business, government and more. For more information, please visit www.televideo.com.

Neoware is a registered trademark of Neoware Systems Inc. All other names products and services are trademarks or registered trademarks of their respective holders.


                                       COMPANY CONTACT:
                                       Keith Schneck, Chief Financial Officer
                                       Neoware Systems Inc.
                                       (610) 277-8300, ext. 1072
                                       E-MAIL: kschneck@neoware.com